Loan No. RI1080S01

MONITORED REVOLVING CREDIT SUPPLEMENT

THIS SUPPLEMENT to the Master Loan Agreement dated August 22, 2012 (the “MLA”), is entered into as of August 22, 2012 between UNITED FCS, PCA (“Lead Lender”) and GRANITE FALLS ENERGY, LLC, Granite Falls, Minnesota (the “Company”).

SECTION 1. The Revolving Credit Facility. On the terms and conditions set forth in the MLA and this Supplement, Lead Lender agrees to make loans to the Company during the period set forth below in an aggregate principal amount not to exceed, at any one time outstanding, $6,000,000.00 (the “Commitment”); provided, however that the amount available under the Commitment shall not exceed the “Borrowing Base” (as calculated pursuant to the Borrowing Base Report attached hereto as Exhibit A) on the date for which Borrowing Base Reports are required pursuant to Section 6 below. Within the limits of the Commitment, the Company may borrow, repay, and reborrow.

SECTION 2. Purpose. The purpose of the Commitment is to refinance the Company’s indebtedness to Minnwest Bank of M.V., Marshall, Minnesota; and to finance the inventory and receivables referred to in the Borrowing Base Report.

SECTION 3. Term. The term of the Commitment shall be from the date hereof, up to and including August 1, 2013, or such later date as Agent (as that term is defined in the MLA) may, in its sole discretion, authorize in writing.

SECTION 4. Interest. The Company agrees to pay interest on the unpaid balance of the loan(s) in accordance with one or more of the following interest rate options, as selected by the Company:

(A)    One-Month LIBOR Index Rate. At a rate (rounded upward to the nearest 1/100th and adjusted for reserves required on “Eurocurrency Liabilities” [as hereinafter defined] for banks subject to “FRB Regulation D” [as hereinafter defined] or required by any other federal law or regulation) per annum equal at all times to 2.65% above the rate quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time for the offering of one (1)-month U.S. dollars deposits, as published by Bloomberg or another major information vendor listed on BBA’s official website on the first “U.S. Banking Day” (as hereinafter defined) in each week, with such rate to change weekly on such day. The rate shall be reset automatically, without the necessity of notice being provided to the Company or any other party, on the first “U.S. Banking Day” of each succeeding week, and each change in the rate shall be applicable to all balances subject to this option. Information about the then-current rate shall be made available upon telephonic request. For purposes hereof: (1) “U.S. Banking Day” shall mean a day on which Agent is open for business and banks are open for business in New York, New York; (2) “Eurocurrency Liabilities” shall have the meaning as set forth in “FRB Regulation D”; and (3) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

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Monitored Revolving Credit Supplement RI1080S01    -2-
GRANITE FALLS ENERGY, LLC
Granite Falls, Minnesota

(B)    Quoted Rate. At a fixed rate per annum to be quoted by Agent in its sole discretion in each instance. Under this option, rates may be fixed on such balances and for such periods, as may be agreeable to Agent in its sole discretion in each instance, provided that: (1) the minimum fixed period shall be 30 days; (2) amounts may be fixed in increments of $100,000.00 or multiples thereof; and (3) the maximum number of fixes in place at any one time shall be five.

(C)    LIBOR. At a fixed rate per annum equal to “LIBOR” (as hereinafter defined) plus 2.65%. Under this option: (1) rates may be fixed for “Interest Periods” (as hereinafter defined) of 1, 2, 3, 6, 9, or 12 months, as selected by the Company; (2) amounts may be fixed in increments of $100,000.00 or multiples thereof; (3) the maximum number of fixes in place at any one time shall be five; and (4) rates may only be fixed on a “Banking Day” (as hereinafter defined) on three Banking Days’ prior written notice. For purposes hereof: (a) “LIBOR” shall mean the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on “Eurocurrency Liabilities” [as hereinafter defined] for banks subject to “FRB Regulation D” [as herein defined] or required by any other federal law or regulation) quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time two Banking Days before the commencement of the Interest Period for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by the Company, as published by Bloomberg or another major information vendor listed on BBA’s official website; (b) “Banking Day” shall mean a day on which Agent is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England; (c) “Interest Period” shall mean a period commencing on the date this option is to take effect and ending on the numerically corresponding day in the next calendar month or the month that is 2, 3, 6, 9, or 12 months thereafter, as the case may be; provided, however, that: (i) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (ii) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month; (d) “Eurocurrency Liabilities” shall have meaning as set forth in “FRB Regulation D”; and (e) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options. Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof. Notwithstanding the foregoing, rates may not be fixed for periods expiring after the maturity date of the loans and rates may not be fixed in such a manner as to cause the Company to have to break any fixed rate balance in order to pay any installment of principal. All elections provided for herein shall be made electronically (if applicable), telephonically or in writing and must be received by Agent not later than 12:00 Noon Company’s local time in order to be considered to have been received on that day; provided, however, that in the case of LIBOR rate loans, all such elections must be confirmed in writing upon Agent’s request. Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as Agent shall require in a written notice

Monitored Revolving Credit Supplement RI1080S01    -3-
GRANITE FALLS ENERGY, LLC
Granite Falls, Minnesota

to the Company; provided, however, in the event the Company elects to fix all or a portion of the indebtedness outstanding under the LIBOR interest rate option above, at Agent option upon written notice to the Company, interest shall be payable at the maturity of the Interest Period and if the LIBOR interest rate fix is for a period longer than three months, interest on that portion of the indebtedness outstanding shall be payable quarterly in arrears on each three-month anniversary of the commencement date of such Interest Period, and at maturity.

SECTION 5. Promissory Note. The Company promises to repay the unpaid principal balance of the loans on the last day of the term of the Commitment. In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loans at the times and in accordance with the provisions set forth in Section 4 hereof.

SECTION 6. Borrowing Base Reports, Etc. The Company agrees to furnish a Borrowing Base Report to Agent at such times or intervals as Agent may from time to time request. Until receipt of such a request, the Company agrees to furnish a Borrowing Base Report to Agent within 30 days after each month end calculating the Borrowing Base as of the last day of the month for which the report is being furnished. However, if no balance is outstanding hereunder on the last day of such month, then no Report need be furnished. If on the date for which a Borrowing Base Report is required the amount outstanding under the Commitment exceeds the Borrowing Base, the Company shall immediately notify Agent and repay so much of the loans as is necessary to reduce the amount outstanding under the Commitment to the limits of the Borrowing Base.

SECTION 7. Letters of Credit. If agreeable to Agent in its sole discretion in each instance, in addition to loans, the Company may utilize the Commitment to open irrevocable letters of credit for its account. Each letter of credit will be issued within a reasonable period of time after Agent’s receipt of a duly completed and executed copy of Agent’s then current form of Application and Reimbursement Agreement or, if applicable, in accordance with the terms of any CoTrade Agreement between the parties, and shall reduce the amount available under the Commitment by the maximum amount capable of being drawn thereunder. Any draw under any letter of credit issued hereunder shall be deemed a loan under the Commitment and shall be repaid in accordance with this Supplement. Each letter of credit must be in form and content acceptable to Agent and must expire no later than the maturity date of the Commitment. Notwithstanding the forgoing or any other provision hereof, the maximum amount capable of being drawn under each letter of credit must be statused against the Borrowing Base in the same manner as if it were a loan, and in the event that (after repaying all loans) the maximum amount capable of being drawn under the letters of credit exceeds the Borrowing Base, then the Company shall immediately notify Agent and pay to Agent (to be held as cash collateral) an amount equal to such excess.

SECTION 8. Security. The Company’s obligations hereunder and, to the extent related hereto, the MLA, including without limitation any future advances under any existing mortgage or deed of trust, shall be secured as provided in the Security Section of the MLA.

SECTION 9. Collateral Inspections. In consideration of the loans made hereunder, the Company will permit Agent, Lead Lender or their representatives, agents or independent contractors, during normal business hours or at such other times as Agent, Lead Lender and the Company may

Monitored Revolving Credit Supplement RI1080S01    -4-
GRANITE FALLS ENERGY, LLC
Granite Falls, Minnesota

agree to: (A) inspect or examine the Company’s properties, books and records; (B) make copies of the Company’s books and records; and (C) discuss the Company’s affairs, finances and accounts with its officers, employees and independent certified public accountants. Without limiting the foregoing, the Company will permit Agent, through an employee of Agent or through an independent third party contracted by Agent, to conduct on an annual basis a review of the collateral covered by the Security Agreement. The Company further agrees to pay to Agent a collateral inspection fee designated by Agent and reimburse Agent all reasonable costs and expenses incurred by Agent in connection with such collateral inspection reviews performed by Agent employees or its agents.

SECTION 10. Prepayment. Subject to the broken funding surcharge provision of the MLA, prepayment of any outstanding principal balance due to refinancing, or refinancing of any unadvanced Commitment, up to August 1, 2013, will result in a $120,000.00 prepayment charge in addition to any broken funding surcharges which may be applicable.

SECTION 11. Loan Origination Fee. In consideration of the Commitment, the Company agrees to pay to Agent on the execution hereof a loan origination fee in the amount of $9,000.00.

SECTION 12. Commitment Fee. In consideration of the Commitment, the Company agrees to pay to Agent a commitment fee on the average daily unused portion of the Commitment at the rate of 0.30% per annum (calculated on a 360-day basis), payable monthly in arrears by the 20th day following each month. Such fee shall be payable for each month (or portion thereof) occurring during the original or any extended term of the Commitment. For purposes of calculating the commitment fee only, the “Commitment” shall mean the dollar amount specified in Section 1 hereof, irrespective of the Borrowing Base.

IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

UNITED FCS, PCA    GRANITE FALLS ENERGY, LLC

By:    /s/ Jeffrey A. Schmidt        By:    /s/ Paul Enstad

Title:    CCO        Title:    Board Chairman

Exhibit A

Seasonal Borrowing Base Report

Granite Falls Energy, LLC (00079054)	Granite Falls, MN	<--For Period Ending

For purposes hereof, ELIGIBLE INVENTORY shall mean inventory which: (a) is of a type shown below; (b) is owned by the borrower and not held by the borrower on consignment or similar basis; (c) is not subject to a lien except in favor of Cobank; (d) is in commercially marketable condition; and (e) is not deemed ineligible by CoBank. Furthermore, market price shall mean the commodity FOB at the plant. For purposes hereof, ELIGIBLE RECEIVABLES shall mean rights to payment for goods, sold and delivered or for services rendered which (a) are not subject to any dispute, set-off, or counterclaim; (b) are not owing by an account debtor that is subject to a bankruptcy, reorganization, receivership or like proceeding; (c) are not subject to a lien in favor of any third party, other than liens authorized by CoBank in writing; (d) are not owing by an account debtor that is owned or controlled by the borrower; and (e) not deemed ineligible by CoBank. For purposes hereof, CONTRACT RECEIVABLES shall mean all accrued gains & losses on cash, hedged to arrive and basis purchase and sales contracts for grain which (a) are not in dispute; (b) are legally enforceable; (c) are not subject to a lien except in favor of CoBank and (d) are not deemed ineligible by CoBank.

Line	Type of Eligible Asset	Amount/Price/Value	Advance Rate	Collateral Value
1	Corn Inventory – Collateral Receipts Not Issued to CoBank	$ -	85%	$ -
2	Corn Inventory – Collateral Receipts Issued to CoBank	$ -	90%	$ -
3	Net Liquidated Value of Brokerage Accounts	$ -	90%	$ -
4	Net Contract Receivables for Old Crop Grains	$ -	80%	$ -
5	Net Contract Receivables for New Crop Grains	$ -	70%	$ -
6	Net Contract Receivables for 2nd Year New Crop Grains	$ -	0%	$ -
7	Net Contract Receivables for New Crop Beyond 2 Years	$ -	0%	$ -
8	Subtotal-Net Contract Receivables for Grain	$ -		$ -
	*For Corn, Old Crop ends September 30. Net contract receivables are Accrued Gains & Losses on Open Purchases & Sale contracts
9	Less All Grain Payables (including Farmers Cooperative Elevator Co.)	$ -	100%	$ -

10	Owned DDGS Inventory (tons)	-
11	DDGS Price (market - $/ton)	$ -
12	DDGS Value (Line 11 x Line 12)	$ -	65%	$ -

13	Owned WDGS Inventory (tons)	-
14	WDGS Price (market - $/ton)	$ -
15	WDGS Value (Line 14 x Line 15)	$ -	65%	$ -

16	Owned Ethanol Inventory (gallons)	-
17	Ethanol Price (market - $/gallon)	$ -
18	Ethanol Value (Line 17 x Line 18)	$ -	80%	$

19	Ethanol Receivables less than 10 days Past Due*	$ -	85%	$ -
20	DDGS & WDGS Receivables less than 10 days Past Due*	$ -	85%	$ -
	*(must be billed within 30 days of invoice)
21	Total Borrowing Base -->			$ -

22	Less Book Overdraft(s)	$ -	100%	$ -
23	Less Demand Patron Notes/Deposits	$ -	100%	$ -
24	Less Outstanding Balance of Loan(s)	$ -	100%	$ -
25	Less Issued Letters of Credit	$ -	100%	$ -

26	Total Deducts (Lines 22+23+24+25) -->			$ -

27	EXCESS OR DEFICIT* (Line 21 – Line 26) -->			$ -

*NOTE: If a deficit exists. Please contact Relationship Manager immediately with: 1) An updated borrowing base report, and 2) Specifics of all payments remitted since end of period (check numbers, wire routing number, etc.)

I HEREBY CERTIFY THAT TO THE BEST OF MY KNOWLEDGE THIS INFORMATION IS TRUE AND CORRECT.

Authorized Signature	Title	Date

Printed Name: